 NEWS RELEASE

CONTACTS:	Don Mueller, Chief Financial Officer
818-709-1244 x 7123
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS REPORTS SECOND QUARTER RESULTS

Record Diagnostics (IVD) Consumables and Service Revenue
and Adjusted EPS of $0.08

CHATSWORTH, Calif., August 2, 2006 - IRIS INTERNATIONAL, INC. (NASDAQ: IRIS) today announced revenues of $16.6 million for the second quarter ended June 30, 2006, a 7% increase over revenue of $15.6 million in the second quarter of 2005.

As a result of non-recurring charges and special items, and incremental stock based compensation expense related to FAS 123R which totaled $5.9 million or $0.33 per diluted share (detailed in the attached supplementary tables), the Company reported a net loss of $4.5 million or $0.25 per diluted share in the second quarter of 2006, versus net income of $1.6 million, or $0.09 per diluted share in the comparable year ago quarter. Excluding the non-recurring charges and special items, and incremental stock based compensation expense related to FAS 123R, adjusted net income for the second quarter ended June 30, 2006 was $1.4 million, or $0.08 per diluted share. Diluted average shares outstanding for the 2006 and 2005 periods were 17.9 million and 18.5 million, respectively.

Record IVD Consumables and Service revenue grew 32% and Sample Processing revenue grew 27% over the second quarter of 2005. IVD Instrument revenue declined 19% when compared with the 2005 second quarter period, which was the strongest instrument sales quarter in the Company’s history. There were 102 iQ®200 analyzer units shipped during the current quarter compared with 117 units in the second quarter of 2005. This unit reduction is attributable to domestic sales.

“IVD Consumables and Service and Sample Processing revenues continue to grow at impressive rates. While IVD instrument sales are sequentially higher versus the immediately preceding first quarter of 2006, they are below our expectations,” stated IRIS President and Chief Executive Officer César García. ”Iris Diagnostics is not losing opportunities or customers to competitors. Rather, in the second quarter we experienced longer-than-expected domestic sales cycles for IVD instruments, primarily related to capital constraints on the part of customers. However, we have a sizeable pipeline of qualified sales prospects including multi-unit and multi-site potential orders and our forecast reflects a significant acceleration of instrument placements in the second half. Our revised full year guidance incorporates a range between 14% and 20% revenue growth in the second half over the first half of 2006. We have put together a comprehensive program to close many of these domestic orders and to increase sales through our recently introduced market segmentation initiative, the launch of four new diagnostics products, and increased emphasis on domestic sales. We are also very pleased with the performance of our Sample Processing Division which continues to perform very well with a growth rate exceeding 27% as a result of our new Express 3 centrifuge and the consistent demand for our DNA hybridization work-stations.”

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For the six months ended June 30, 2006, IRIS had revenue of $32.7 million, an 11% increase over revenue of $29.5 million for the first six months of 2005. The net loss for the six months of 2006 was $2.8 million or $0.16 per diluted share versus net income of $2.8 million or $0.16 per diluted share in the first six months of 2005. Excluding the non-recurring charges and special items, and incremental stock based compensation expense related to FAS 123R, adjusted net income for the six months was $3.1 million, or $0.17 per diluted share. Diluted average shares outstanding for the 2006 and 2005 periods were 17.6 million and 18.0 million, respectively.

Gross profit margin grew to 51% in the quarter versus 49% in the same quarter of last year resulting in $8.4 million of gross profit for the quarter, an increase of $0.8 million compared to the second quarter of 2006. Included in the cost of sales for the 2006 period was $45,000 of incremental stock based compensation expense attributable to the adoption of FAS 123R.

Operating expenses were $12.7 million for the current quarter compared to $5.1 million in the same quarter of the prior year and included $6.3 million of non-recurring charges and special items, and incremental stock based compensation expense related to FAS 123R detailed in the supplementary tables. In addition to these items, the increase from 2005 was primarily due to a $1.1 million increase in the Company’s investment in research and development.

“Our gross profit margin improvement reflects the combination of improvements in manufacturing costs and the impact of the strong growth rate of our higher margin IVD consumables and service revenue,” said Mr. Garcia. “Our increased investment in research and development reflects our mission to ultimately deliver a full range of products to meet the urinalysis automation needs of our customers and our diversification into high-value testing applications in microbiology, cancer and sexually transmitted diseases. We are already seeing tangible results from our increased R&D spending with the recent introduction of our iChem™ / vChem™ product line and the expanded iQ200 product line introduced at the AACC last week. Our product development programs are on schedule and we are particularly excited by the progress of our recently acquired Molecular Diagnostics Subsidiary.”

Company Outlook
The Company is revising its guidance for 2006, anticipating that revenue for the year will now be between $70.0 million and $71.5 million. Adjusted research and development expense is expected to be approximately 12% of revenues. Adjusted net income is expected to be between $6.5 million and $6.9 million with diluted earnings per share between $0.35 and $0.37. The Company’s guidance excludes the effect of the non-recurring charges and special items detailed in the supplementary tables and approximately $0.5 million, net of tax, of incremental stock based compensation expense related to FAS 123R. In total, we expect these excluded items to amount to approximately $0.33 per share.

Conference Call
The Company will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate dial 1-800-289-0528. International callers dial 913-981-5522. A Web cast of the call can be accessed at www.proiris.com, or at www.vcall.com.

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THE COMPANY

IRIS International, Inc. (www.proiris.com), based in Chatsworth, Calif., is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. The Company’s Sample Processing business unit (formerly the StatSpin® subsidiary), based in Westwood, Mass., manufactures innovative centrifuges and blood analysis products. Advanced Digital Imaging Research, LLC (ADIR), based near Houston, Texas, is the Company’s imaging research and development subsidiary. The IRIS Molecular Diagnostics (IMD) Subsidiary develops innovative ultra-sensitive diagnostics and sample processing products with applications in the urinalysis, oncology and infectious disease markets.

USE OF NON-GAAP MEASURES OF FINANCIAL PERFORMANCE

To supplement IRIS International’s financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company provides certain non-GAAP measures of financial performance. The non-GAAP measures used in this release are historical and projected adjusted net income and adjusted net income per diluted share, and projected adjusted research and development expense as a percentage of projected revenues. Adjusted net income reflects net income (loss) excluding the effect of incremental stock based compensation expense related to the adoption of FAS 123R, non-recurring charges relating to the write-off of research and development assets acquired in the purchase of Leucadia Technologies, a bad debt expense due to a default by the purchaser of certain of the Company’s equipment lease agreements and severance, recruiting and relocation expenses relating to the change in the Company’s CFO. Adjusted net income per diluted share is adjusted net income divided by adjusted diluted shares outstanding. Adjusted research and development expense as a percentage of revenues reflects research and development expense excluding non-recurring charges relating to the write-off of research and development assets acquired in the purchase of Leucadia Technologies and incremental stock based compensation expense related to the adoption of FAS 123R attributable to R&D personnel. The Company calculates and discloses these non-GAAP measures because it believes that these measures may assist investors in evaluating trends of the Company’s operating results without regard to the effect of equity-based compensation expense related to the adoption of FAS 123R, which expense was not included in the comparable 2005 periods, and items that are special or not considered recurring.

The Company has attached supplementary information tables that show these non-GAAP measures of financial performance for the second quarter and six months ended June 30, 2006, and reconcile these items to the most direct comparable measures of financial performance computed in accordance with GAAP.

Investors should recognize that these non-GAAP measures may not be comparable to similarly titled measures of other companies and that the measures presented are not a substitute or alternative for measures of financial performance determined in accordance with GAAP.

SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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IRIS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
Assets	June 30, 2006	December 31, 2005
	(unaudited)
Current assets:
Cash and cash equivalents	$16,461	$19,145
Accounts receivable, net of allowance for doubtful
Accounts and sales returns of $515 and $288	10,937	11,874
Inventories, net	9,834	7,590
Prepaid expenses and other current assets	944	1,132
Investment in sales-type leases	1,829	1,455
Deferred tax asset	2,792	2,792

Total current assets	42,797	43,988
Property and equipment, at cost, net	5,224	4,076
Goodwill	2,420	189
Core technology, net	1,768	-
Software development costs, net	1,296	1,570
Deferred tax asset	5,916	7,237
Inventories - long term portion	556	632
Investment in sales-type leases	6,500	5,841
Other assets	394	396
Total assets	$66,871	$63,929

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,948	$4,464
Accrued expenses	4,159	4,188
Deferred service contract revenue	1,304	1,457
Total current liabilities	8,411	10,109
Deferred service contract revenue, long term	25	51
Total liabilities	8,436	10,160
Commitments and contingencies
Shareholders' equity:
Common stock, $.01 par value - authorized: 50 million shares; issued and outstanding: 17,892 shares and 17,222 shares	179	172
Additional paid-in capital	77,781	70,310
Accumulated deficit	(19,525)	(16,713)
Total shareholders' equity	58,435	53,769
Total liabilities and shareholders' equity	$66,871	$63,929

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IRIS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except EPS)

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
Sales of IVD instruments	$6,038	$7,479	$11,953	$13,418
Sales of IVD consumables and service	7,745	5,887	15,004	11,586
Sales of sample processing and supplies	2,815	2,211	5,756	4,537

Net revenues	16,598	15,577	32,713	29,541

Cost of goods - IVD instruments	3,245	4,280	6,407	7,873
Cost of goods - IVD consumables and service	3,502	2,600	6,625	4,915
Cost of goods - sample processing and supplies	1,441	1,101	2,981	2,263

Cost of goods sold	8,188	7,981	16,013	15,051

Gross margin	8,410	7,596	16,700	14,490

Marketing and selling expenses	2,634	2,476	4,956	4,867
General and administrative expenses	2,830	1,649	4,945	3,043
Research and development, net	2,091	958	3,579	2,041
In-process research and development	5,180	-	5,180	-

Total operating expenses	12,735	5,083	18,660	9,951

Operating income (loss)	(4,325)	2,513	(1,960))	4,539

Other income (expense):
Interest income	242	123	505	176
Interest expense	(11)	(7)	(12)	(12)
Other income	30	-	33	44

Income (loss) before income taxes	(4,064)	2,629	(1,434)	4,747

Income taxes provision (benefit)	413	1,052	1,386	1,899

Net income (loss)	$(4,477)	$1,577	$(2,820)	$2,848

Basic net income (loss) per share	$(0.25)	$0.09	$(0.16)	$0.17

Diluted net income (loss) per share	$(0.25)	$0.09	$(0.16)	$0.16

Basic - average shares outstanding	17,868	16,636	17,558	16,424

Diluted - average shares outstanding	17,868	18,471	17,558	17,968

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IRIS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Supplemental Information
(unaudited - in thousands, except EPS)

	For the three months ended June 30, 2006			For the six months ended June 30, 2006
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Net revenues	$16,598	$-	$16,598	$32,713	$-	$32,713
Cost of goods sold	8,188	(45))	8,143	16,013	(45)	15,968
Gross margin	8,410	45	8,455	16,700	45	16,745
Total operating expenses	12,735	(6,249)	6,486	18,660	(6,298)	12,362
Operating income (loss)	(4,325)	6,294	1,969	(1,960)	6,343	4,383
Other income (expense), net	261		261	526		526
Income (loss) before
income taxes	(4,064)	6,294	2,230	(1,434)	6,343	4,909
Income taxes provision (benefit)	413	412	825	1,386	430	1,816
Net income (loss)	$(4,477)	$5,882	1,405	$(2,820)	$5,913	$3,093
Basic net income (loss) per share	$(0.25)	$0.33	$0.08	$(0.16)	$0.34	$0.18
Diluted net income (loss) per share	$(0.25)	$0.33	$0.08	$(0.16)	$0.33	$0.17
Basic - average shares outstanding	17,868	-	17,868	17,558	-	17,558
Diluted - average shares outstanding *	17,868	694	18,562	17,558	823	18,381

IRIS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Supplemental Information - Adjustments
(unaudited - in thousands)

For the Three Months Ended June 30, 2006:

	Adjustments		Cost of Sales	Operating Expenses		Income Taxes	Net Income	Basic EPS	Diluted EPS
(1)	In-Process Research(1) and Development
	Expense	$		$(5,180)	$		$5,180	$0.29	$0.29
(2)	Bad Debt Expense			(350)		129	221	0.01	0.01
(3)	CFO Transition Expense			(468)		173	295	0.02	0.02
(4)	Incremental Stock
	Based Compensation
	Expense		(45)	(251)		110	186	0.01	0.01
			$(45)	$(6,249)		412	$5,882	$0.33	$0.33

	For the Six Months Ended June 30, 2006:

	Adjustments		Cost of Sales	Operating Expenses	Income Taxes	Net Income	Basic EPS	Diluted EPS
(1)	Incremental Stock
	Based Compensation
	Expense	$		$(5,180)		$5,180	$0.30	$0.29
(2)	Bad Debt Expense			(350)	129	221	0.01	0.01
(3)	CFO Transistion Expense			(468)	173	295	0.02	0.02
(4)	Incremental Stock
	Based Compensation
	Expense		(45)	(300)	128	217	0.01	0.01
			$(45)	$(6,298)	$430	$5,913	$0.34	$0.33